UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2015

SL Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-4987	21-0682685
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Fellowship Road, Suite A114, Mount Laurel, New Jersey		08054
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (856) 727-1500

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On May 22, 2015 (the “Closing Date”), SLMTI DS LLC, a Delaware limited liability company (the “Purchaser”) and SL Montevideo Technology, Inc., a Minnesota corporation and parent of Purchaser (“SL-MTI”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with ITT Torque Systems, Inc., an Ohio corporation (the “Seller”).  Purchaser and SL-MTI are indirect wholly owned subsidiaries of SL Industries, Inc. (the “Company”).

Under the Purchase Agreement, Purchaser acquired substantially all of Seller’s assets (including real property in Massachusetts and accounts receivable) related to Seller’s business of designing and manufacturing engineered motion control products, including brush servo motors, brushless servo motors, incremental encoders, and linear actuators (the “Torque Systems Business”).  Purchaser also assumed certain liabilities of the Torque Systems Business related to accounts payable, warranty obligations and certain assigned contracts.  As consideration under the Purchase Agreement, Purchaser paid Seller $9,000,000 in cash on the Closing Date, which is subject to a post-closing working capital adjustment.

The Purchase Agreement includes customary representations and warranties and imposes certain indemnification and other customary post-closing obligations on Seller, Purchaser and SL-MTI, in each case, as more fully set forth in the Purchase Agreement.  Seller and its affiliates are also subject to certain non-competition obligations as more fully set forth in the Purchase Agreement.  Pursuant to a separate guaranty delivered under the Purchase Agreement, Seller’s ultimate parent entity, ITT Corporation (“ITT”), will guarantee to Purchaser the performance by Seller of Seller’s obligations under the Purchase Agreement.

The Seller and ITT, on the one hand, and the Purchaser, SL-MTI, the Company and their affiliates, on the other hand, have no relationships, including common officers, directors or control persons.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SL Industries, Inc.
(Registrant)

Date: May 29, 2015

	By:	/s/ Louis J. Belardi
Name: Louis J. Belardi
Title: Chief Financial Officer